Exhibit 17(d)

TRANSFER AGENCY AND SERVICES AGREEMENT

AGREEMENT, dated as of March 14, 2016 (the “Effective Date”) by and between each of the investment companies listed on Schedule A attached hereto, as amended from time to time (each a “Fund” and collectively the “Funds”) and each having its principal place of business as listed on Schedule A, as amended from time to time, and Computershare Inc., a Delaware corporation (“Computershare”), and its fully owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company (“Trust Company”, and together with Computershare, “Transfer Agent”) each having a principal office and place of business at 250 Royall Street, Canton, Massachusetts 02021. Any references herein to “the Fund” are meant to encompass each applicable Fund or any series thereof, as the context requires.

WITNESSETH

WHEREAS, each Fund desires to appoint Trust Company as its sole transfer agent and registrar for the Shares, and any dividend reinvestment plan or direct stock purchase plan for each Fund, and Computershare as dividend disbursement agent and as processer of all payments received or made by each Fund under this Agreement;

WHEREAS, Trust Company and Computershare will each separately provide specified services covered by this Agreement and, in addition, Trust Company may arrange for Computershare to act on behalf of Trust Company in providing certain of its services covered by this Agreement; and

WHEREAS, Trust Company and Computershare desire to accept such respective appointments and perform the services related to such appointments;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, each Fund and Transfer Agent agree as follows:

Article 1	Definitions

1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

(a) “Account” means the account of each Shareholder which reflects any full or fractional Shares held by such Shareholder, outstanding funds, or reportable tax information.

(b) “Agreement” means this agreement and any and all exhibits or schedules attached hereto and any and all amendments or modifications which may from time to time be executed.

(c) “Articles of Incorporation” shall mean the Articles of Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of a Fund as the same may be amended from time to time.

(d) “Authorized Person” shall be any person, whether or not such person is an officer or employee of a Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of a Fund as indicated in a written document that has been executed by the Secretary or the Assistant Secretary of the Fund and delivered to Transfer Agent from time to time.

(e) “Board Members” shall mean the Directors or Trustees of the governing body of the Fund, as the case may be.

(f) “Board of Directors” shall mean the Board of Directors or Board of Trustees of the Fund, as the case may be.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h) “Commission” shall mean the Securities and Exchange Commission.

(i) “Confidential Information” shall have the meaning set forth in Article 17.1(a) herein.

(j) “Custodian” refers to any custodian or subcustodian of securities and/or other property which a Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a custodian agreement.

(k) “DSPP” means direct stock purchase plan.

(l) “FATCA” shall mean Sections 1471 through 1474 of the Code and any regulations or agreements thereunder or official interpretations thereof or any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law implementing such an intergovernmental agreement).

(m) “IRS” shall mean the United States Internal Revenue Service.

(n) “1933 Act” shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder, all as amended from time to time.

(o) “1934 Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as amended from time to time.

(p) “1940 Act” shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

(q) “Oral Instructions” shall mean instructions (including via electronic mail), other than Written Instructions, received by Transfer Agent from a person reasonably believed by Transfer Agent to be an Authorized Person, with subsequent Written Instructions confirming the instructions (as described below), provided acceptance of Oral Instructions by Transfer Agent is subject to its policies and/or procedures for the specific type of instruction submitted;

(r) “Plans” means any dividend reinvestment plan, DSPP, or other investment programs administered by Trust Company for each Fund, whether as of the Effective Date or at any time during the term of this Agreement.

(s) “Prohibited Person” shall mean (1) a person, entity, or organization named on the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) List of Specially Designated Nationals and Blocked Persons (the “SDN List”), as amended from time or (2) a person resident in, an entity organized under the laws of or having a place of business in, or the government of, a country or territory subject to the country-based U.S. trade sanctions programs administered and enforced by OFAC pursuant to any authorizing statute including, but not limited to, the International Economic Emergency Powers Act (50 U.S.C. § § 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. App. 1 et seq.) and any executive order, rule, or regulation promulgated thereunder.

(t) “Prospectus” shall mean the currently effective Fund Prospectus and Statement of Additional Information, including supplements thereto, if any, which has been filed under the 1933 Act and the 1940 Act.

(u) “Services” means all services performed or made available by Transfer Agent pursuant to this Agreement.

(v) “Shareholder” shall mean a holder of Shares of a Fund.

(w) “Shareholder Data” means all information maintained on the records database of Transfer Agent concerning Shareholders.

(x) “Shares” refers collectively to such shares of capital stock or beneficial interest, as the case may be, of a Fund as may be issued from time to time.

(y) “Side Agreement” means the Side Agreement for Transfer Agency Services between the Funds and Transfer Agent dated as of March 1, 2016.

(z) “Written Instructions” shall mean (i) a written instruction signed by an Authorized Person, including manually executed originals and telefacsimile of a manually executed original or other process; (ii) trade instructions transmitted (and received by Transfer Agent) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier; and (iii) electronic mail from an Authorized Person in a format mutually acceptable to the parties to this Agreement, provided acceptance of Written Instructions by Transfer Agent is subject to its policies and/or procedures for the specific type of instruction submitted.

Article 2	Appointment of Transfer Agent

2.1 Each Fund hereby appoints Trust Company to act as sole Transfer Agent and registrar for all Shares and as administrator of Plans in accordance with the terms and conditions hereof and appoints Computershare as the service provider to Trust Company and as processor of all payments received or made by or on behalf of the Fund under this Agreement. Transfer Agent accepts each such appointment and agrees to perform the duties hereinafter set forth.

2.2 In connection with the appointments herein, each Fund will provide the following appointment and corporate authority documents to Transfer Agent:

(a) Copies of resolutions appointing Trust Company as the Transfer Agent;

(b) If applicable, specimens of all forms of outstanding Share certificates, in forms approved by the Board of Directors of the Fund, with a certificate of the Secretary of the Fund as to such approval;

(c) Specimens of the signatures of the officers or other authorized persons of the Fund authorized to sign Written Instructions and requests and, if applicable, sign Share certificates;

(d) Any and all opinions of counsel issued to the underwriter for any new Fund or future original issuance of Shares for any Fund added after the Effective Date for which Transfer Agent will act as transfer agent hereunder that may include:

(i)	Fund is duly organized, validly existing and in good standing under the laws of its state of organization;

(ii)

All Shares issued and outstanding on the date hereof were issued as part of an offering that was registered under the Securities Act of 1933, as amended (“1933 Act”) and any other applicable federal or state statute or that was exempt from such registration;

(iii)	All Shares issued and outstanding on the date hereof are duly authorized, validly issued, fully paid and non-assessable; and

(iv)	The use of facsimile signatures by Transfer Agent in connection with the countersigning and registering of Share certificates has been duly authorized by the Fund and is valid and effective.

(e) A certificate of each Fund as to the Shares authorized, issued and outstanding, as well as a description of all reserves of unissued Shares relating to the exercise of options;

(f) A completed Internal Revenue Service Form 2678; and

(g) A completed W-8 or W-9, as applicable.

2.3 Fund shall, if applicable, inform Transfer Agent as soon as possible in advance as to: (a) the existence or termination of any restrictions on the transfer of Shares, the application to or removal from any Share of any legend restricting the transfer of such Shares (subject, in the case of removal of any legend, to delivery of a legal opinion from counsel to Fund in form and substance acceptable to Transfer Agent), or the substitution for such Share of a Share without such legend; (b) any authorized but unissued Shares reserved for specific purposes; (c) any outstanding Shares which are exchangeable for Shares and the basis for exchange; (d) reserved Shares subject to option and the details of such reservation; (e) any Share split or Share dividend; (f) any other relevant event or special instructions which may affect the Shares; and (g) any bankruptcy, insolvency or other proceeding regarding Fund affecting the enforcement of creditors’ rights.

2.4 Fund shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as Transfer Agent may reasonably require in order to carry out or perform its obligations under this Agreement.

2.5 Scope of Agency.

(a) Transfer Agent shall act solely as agent for each Fund under this Agreement and owes no duties hereunder to any other person. Transfer Agent undertakes to perform the duties and only the duties that are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement under Transfer Agent.

(b) Transfer Agent may rely upon, and shall be protected in acting or refraining from acting in reliance upon, (i) any communication from Fund, any predecessor transfer agent or co-transfer agent or any registrar (other than Transfer Agent), predecessor registrar or co-registrar; (ii) any instruction, notice, request, direction, consent, report, certificate, opinion or other instrument, paper, document or electronic transmission believed by Transfer Agent in good faith to be genuine and to have been signed or given by the proper parties; (iii) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (iv) any instructions received through Direct Registration System/Profile. In addition, Transfer Agent is authorized to refuse to make any transfer that it determines in good faith not to be in good order.

Article 3	Duties of Transfer Agent

3.1 Transfer Agent shall be responsible for:

(a) Administering and/or performing the customary services of a transfer agent, agent of each Fund’s dividend reinvestment plan, and dividend disbursing agent; acting as service agent in connection with dividend and distribution functions; and, if applicable for performing shareholder account and administrative agent functions in connection with the Shares of each Fund, as more fully described in the written schedule of Duties of Transfer Agent in Exhibit 2 of the Side Agreement, and in accordance with applicable laws, regulations and requirements of any governmental authority having jurisdiction over Transfer Agent with respect to the duties of Transfer Agent hereunder, and the procedures established from time to time between a Fund and Transfer Agent, provide services requested by a Fund to assist with liquidation or termination of the Fund, or provide assistance with any rights offerings to Shareholders, on terms and fees agreed upon by the parties. Transfer Agent shall perform its services as agent under each Fund’s dividend reinvestment plan in accordance with the plan described in the Fund’s reports to Shareholders.

(b) Transfer Agent shall perform its services as agent under each Fund’s dividend reinvestment plan in accordance with the plan described in the Fund’s reports to Shareholders. Trust Company shall perform all services under the Plans, as the administrator of such Plans, with the exception of payment processing for which Computershare has been appointed as agent by a Fund, and certain other services that Trust Company may subcontract to Computershare as permitted by applicable law (e.g., ministerial services).

(c) To the extent that a Fund does not have a DSPP as of the Effective Date, the Fund agrees that Trust Company may implement and administer Trust Company’s DSPP on behalf of the Fund at any time during the term of this Agreement, upon providing prior written notice to the Fund. In consideration of Trust Company receiving service and transaction fees from the DSPP participants in connection with its administration of the DSPP, Transfer Agent shall not charge any fees to the Fund for such administration.

(d) Transfer Agent shall act as agent for Shareholders pursuant to the Plans in accordance with the terms and conditions of such Plans. If applicable, each Fund hereby authorizes Computershare to receive all payments made to the Fund (i.e., optional cash purchases) or Transfer Agent under the Plans and make all payments required to be made under such Plans, including all payments required to be made to the Fund. For optional cash purchases, in the event funds are unavailable for any reason (including, without limitation, due to a rejection or reversal of the payment), Computershare shall sell the Shares purchased and any gain thereon shall accrue to Computershare.

(e) Recording the issuance of Shares and maintaining pursuant to Rule 17Ad-10(e) under the 1934 Act a record of the total number of Shares of each Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. Transfer Agent shall provide each Fund on a regular basis, at such intervals as the parties hereto shall agree from time to time, with the total number of Shares that are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund. Transfer Agent will comply with all requirements applicable to a transfer agent under the 1934 Act and other state or federal securities laws, as applicable.

(f) Providing a quarterly certification in its standard form and, upon request, information, access and reports to a Fund or the Fund’s Chief Compliance Officer, as necessary for the Chief Compliance Officer or Fund to comply with Rule 38a-1 under the 1940 Act.

3.2 In addition to the duties set forth in Exhibit 2 of the Side Agreement Transfer Agent shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between a Fund and Transfer Agent. The compensation for such other duties and functions shall be reflected in a written amendment to Exhibit 3 of the Side Agreement and the duties and functions shall be reflected in an amendment to Exhibit 2 of the Side Agreement, both dated and signed by authorized persons of the parties hereto.

3.3 In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Transfer Agent for Shareholder records pursuant to subpoenas from state or federal government authorities (e.g., probate, divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

3.4 If the parties mutually agree, they will negotiate in good faith certain service level standards that, once agreed upon, may be incorporated into this Agreement subsequent to the effective date of the Agreement.

3.5 Transfer Agent shall make available to each Fund and its Shareholders, through www.computershare.com (“Web Site”), online access to certain Account and Shareholder information and certain transaction capabilities (“Internet Services”), subject to Transfer Agent’s security procedures and the terms and conditions set forth herein and on the Web Site. Transfer Agent provides Internet Services “as is,” on an “as available” basis, and hereby specifically disclaims any and all representations or warranties, express or implied, regarding such Internet Services, including any implied warranty of merchantability or fitness for a particular purpose and implied warranties arising from course of dealing or course of performance.

3.6 Fund agrees that the databases, programs, screen and report formats, interactive design techniques, Internet Services, software (including methods or concepts used therein, source code, object code, or related technical information) and documentation manuals furnished to a Fund by Transfer Agent as part of the Services are under the control and ownership of Transfer Agent or a third party (including its affiliates) and constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”). In no event shall Proprietary Information be deemed Shareholder Data. Each Fund agrees that Proprietary Information is of substantial value to Transfer Agent or other third party and will treat all Proprietary Information as confidential in accordance with Article 17 of this Agreement. Each Fund shall take reasonable efforts to advise its relevant employees and agents of its obligations pursuant to this Section 3.6.

3.7 Transfer Agent may provide real-time or delayed quotations and other market information and messages (“Market Data”), which Market Data is provided to Transfer Agent by certain third parties who may assert a proprietary interest in Market Data disseminated by them but do not guarantee the timeliness, sequence, accuracy or completeness thereof. Each Fund agrees and acknowledges that Transfer Agent shall not be liable in any way for any loss or damage arising from or occasioned by any inaccuracy, error, delay in, omission of, or interruption in any Market Data or the transmission thereof.

3.8 Lost Shareholders; In-Depth Shareholder Search.

(a)

Transfer Agent shall conduct such database searches to locate lost Shareholders as are required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended (“1934 Act”), without charge to the Shareholder. If a new address is so obtained in a database search for a lost Shareholder, Transfer Agent shall conduct a verification mailing and update its records for such Shareholder accordingly.

(b)

Computershare may facilitate the performance of a more in-depth search for the purpose of (i) locating lost Shareholders for whom a new address is not obtained in accordance with clause (a) above, (ii) identifying Shareholders who are deceased (or locating the deceased Shareholder’s estate representative, heirs or other party entitled to act with respect to such Shareholder’s account (“Authorized Representative”)), and (iii) locating Shareholders whose accounts contain an uncashed check older than 180 days, in each case using the services of a locating service provider selected by Computershare, which service provider may be an affiliate of Computershare. Such provider may compensate Computershare for processing and other services that Computershare provides in connection with such in-depth search, including providing Computershare a portion of its service fees.

(c)

Upon locating any Shareholder (or such Shareholder’s Authorized Representative) pursuant to clause (b) above, the locating service provider shall clearly identify to such Shareholder (or such Shareholder’s Authorized Representative) all assets held in such Shareholder’s account. Such provider shall inform any such located Shareholders (or such Shareholder’s Authorized Representative) that such Shareholder (or such Shareholder’s Authorized Representative) may choose either (i) to contact Transfer Agent directly to obtain the assets in such account, at no charge other than any applicable fees to replace lost certificates, if applicable, or (ii) to use the services of such provider for a processing fee, which may not exceed 20% of the asset value of such Shareholder’s property where the registered Shareholder is living, deceased, or not a natural person; provided that in no case shall such fee exceed the maximum statutory fee permitted by the applicable state jurisdiction. If a Fund selects a locating service provider other than one selected by Computershare, then Transfer Agent shall not be responsible for the terms of any agreement between such provider and the Fund and additional fees may apply.

(d)

Pursuant to Section 6.2 of this Agreement, each Fund hereby authorizes and instructs Transfer Agent to provide a Shareholder file or list of those Shareholders not located following the required Rule 17Ad-17 searches to any service provider administering any in-depth shareholder location program on behalf of Transfer Agent or a Fund. Each Fund hereby authorizes Computershare to stop payment of checks issued in payment of sales proceeds and of dividends, if applicable, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or, through no fault of theirs, are otherwise beyond their control and cannot be produced by them for presentation and collection, and Computershare shall issue and deliver duplicate checks in replacement thereof, and each Fund shall indemnify Transfer Agent against any loss or damage resulting from reissuance of the checks.

Article 4	Delegation of Responsibilities

4.1 With respect to any Fund, Transfer Agent may without the consent of the Funds delegate some or all of its duties under this Agreement to the subcontractors listed on Exhibit 4 of the Side Agreement, and to any new or existing subcontractor except with respect to the functions set forth in Section 4.2. Transfer Agent shall provide the Funds with written notice in the form of a quarterly report of any new subcontractor with access to Shareholder Data and a description of the services to be provided by each such subcontractor. Transfer Agent shall be as fully responsible to the applicable Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

4.2 Transfer Agent may delegate any transfer agent functions set forth in Section 3(a)(25) of the Securities Exchange Act of 1934 with the consent of the applicable Funds, which shall not be unreasonably withheld, to other parties that after reasonable inquiry Transfer Agent deems to be competent to assume such duties. In the event of any such delegation, Transfer Agent shall enter into a written agreement with the delegate in which the delegate will, among other things:

(a) agree to provide the services delegated consistent with the terms of this Agreement, a written schedule of performance standards developed by Transfer Agent as deemed necessary to comply with the terms of this Agreement, and applicable laws, regulations and requirements of any governmental authority having jurisdiction over the provision of such services; and

(b) represent and warrant that it is duly registered as may be required under all federal and state securities laws to perform the services delegated.

In any such circumstance, Transfer Agent will be responsible for the services of the delegates, as if Transfer Agent were performing the services itself.

4.3 Nothing herein shall impose any duty upon Transfer Agent in connection with or make Transfer Agent liable for the actions or omissions to act of unaffiliated third parties other than delegates referenced in Section 4.2 and subcontractors referenced in Sections 4.1 of this Agreement such as, by way of example and not limitation, airborne services, delivery services, the U.S. mails, and telecommunication companies, provided, if Transfer Agent selected such company, Transfer Agent exercised due care in selecting the same.

Article 5	Recordkeeping and Other Information

5.1 Transfer Agent may adopt as part of its records all Shareholder lists, Share ledgers, records, books, and documents which have been employed by a Fund or any of its agents and which are certified to be true, authentic and complete. Transfer Agent shall keep records as set forth in Exhibit 2 of the Side Agreement, in a form and manner it deems advisable, but in any event in accordance with all applicable laws, rules and regulations, and consistent with the reasonable standards of the transfer agency industry. Transfer Agent agrees that all records prepared or maintained by it relating to the services provided under this Agreement, including records held in electronic storage, are the property of the applicable Fund and will be preserved, maintained and made available in accordance with the requirements of law and Transfer Agent’s records management policy, and will be surrendered promptly to the applicable Fund in accordance with its request subject to applicable law and Transfer Agent’s records management policy. The Transfer Agent will employ commercially reasonable security measures (including, but not limited to, virus protection safeguards, password protection and encryption – minimum AES 256 standard – at rest and in transit) reasonably acceptable to the Funds.

5.2 Transfer Agent agrees that all records prepared or maintained by Transfer Agent pertaining to the Services provided to a Fund hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with Articles 5 and 15, and will be surrendered promptly to the Fund on and in accordance with the Fund’s request subject to applicable law and Transfer Agent’s records management policy. Transfer Agent will provide the Fund, at least annually, with the most recent SSAE16 or equivalent controls report in support of the services provided hereunder prepared by an independent third-party, and will provide executive summaries of the results of the most recent penetration and ethical hack testing conducted by a qualified independent third party on behalf of the Transfer Agent. The Transfer Agent shall cooperate with the Funds on any reasonable ongoing due diligence request, including, but not limited to, completion of Legg Mason’s Service Provider Security and Global Business Continuity questionnaires. Transfer Agent shall, upon 30 days written notice and no more frequently than once per year and at mutually agreed dates and times, allow a Fund, its auditors and/or its regulators, to inspect, examine, and audit (each, an “Audit”) Transfer Agent’s operations, procedures and business records that are relevant to the Services provided hereunder by Transfer Agent (collectively, “Records”) solely to determine Transfer Agent’s compliance with this Agreement and only to the extent that such Records were not included within the scope of the SSAE 16, AT 101, or equivalent audit conducted for Transfer Agent within the previous calendar year. Notwithstanding the foregoing, Transfer Agent may, in its sole discretion, prohibit the Fund from entering certain areas of its facilities for security reasons, in which case Transfer Agent will provide a Fund with alternative access to the Records, information or personnel in such restricted area, to the extent reasonably possible. Audits shall not include penetration testing. Further, the Fund agrees that any Audit includes the right of the Fund to inspect Records on site at Transfer Agent’s office, but not the right to copy Records, except for Fund records or Shareholder Data. The Fund will provide Transfer Agent with a written Scope of Work including a mutually agreed level of detail, at least 10 business days in advance of commencement of an Audit. Transfer Agent shall cooperate reasonably and in good faith with the Fund’s internal or external auditors to ensure a prompt and accurate Audit. In addition, Transfer Agent shall address within a reasonable time period and in the manner determined by Transfer Agent any practices found to be non-compliant with this Agreement after receipt of the Fund’s Audit report. The Fund acknowledges that Transfer Agent may require any such auditors and/or regulators of the Fund to agree to written confidentiality provisions relating to Transfer Agent’s proprietary and confidential information that such auditors and/or regulators may have access to during any such Audit. The Fund agrees to compensate Transfer Agent for all out of pocket expenses incurred in connection with any Audit, and also agrees to compensate Transfer Agent in accordance with the Transfer Agent fee schedule in effect at the time such Audit, for the time of each Transfer Agent employee required to assist such Audit; provided, however, that in no event shall the Fund be charged for the time incurred by Transfer Agent’s Relationship Management employees required to assist such Audit. Such fees must be pre-approved by Fund. For the avoidance of doubt, a Fund’s reasonable request to review a sampling of Fund records in connection with any routine diligence will not constitute an Audit.

Article 6	Fund Instructions

6.1 Transfer Agent will not be liable for its acting upon Written or Oral Instructions reasonably believed to have been delivered by an Authorized Person in accordance with the terms of this Agreement and the standard of care provided in Article 10, and Transfer Agent will not be held to have any notice of any change of authority of any person, including any Authorized Person, until receipt of a Written Instruction thereof from a Fund. Transfer Agent will maintain written procedures reasonably designed to promptly respond to changes in the identities of Authorized Persons.

6.2 At any time, Transfer Agent may request Written Instructions from a Fund with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions. Written Instructions requested by Transfer Agent will be provided by a Fund within a reasonable period of time. At any time, Transfer Agent may seek advice from legal counsel for the Fund, or its own legal counsel, with respect to any question of law arising in the course of Transfer Agent performing its duties in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with the opinion of counsel for a Fund or for Transfer Agent, provided that Transfer Agent at its own expense communicates to a Fund such opinion of counsel to Transfer Agent prior to taking the action in question.

6.3 Transfer Agent, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of a Fund only if said representative is an Authorized Person.

Article 7	Compensation

7.1 Each Fund will compensate Transfer Agent or cause Transfer Agent to be compensated for the performance of its obligations hereunder (including for providing support services after a Fund’s termination, liquidation, reorganization or merger if requested) in accordance with the fees set forth in the written schedule of fees in Exhibit 3 of the Side Agreement. Transfer Agent will transmit an invoice to a Fund as soon as practicable after the end of each calendar month which will be detailed in accordance with Exhibit 3 of the Side Agreement, and the Fund will pay to Transfer Agent the amount of such invoice within thirty (30) days after the Fund’s receipt of the invoice, except for any fees or expenses that are subject to a good faith dispute. In the event of such a dispute, a Fund may only withhold that portion of the fee or expense subject to the good faith dispute. A Fund shall notify Transfer Agent in writing within thirty (30) days following the receipt of each invoice if the Fund is intends to dispute any amounts in good faith.

7.2 In addition, each Fund agrees to pay, and will be billed separately for, reasonable out-of-pocket expenses incurred by Transfer Agent in the performance of its duties hereunder. Out-of-pocket expenses shall be the items specified in the written schedule of out-of-pocket charges in Exhibit 3 of the Side Agreement, and such other items to which the parties may agree from time to time. Exhibit 3 of the Side Agreement may be modified only by written agreement between the parties. Unspecified out-of-pocket expenses shall be limited to those unexpected and non-routine out-of-pocket expenses reasonably incurred by Transfer Agent in the performance of its obligations hereunder. Out-of-pocket rates may change from time to time based upon charges received from Transfer Agent’s vendors, at Transfer Agent’s sole discretion, including any postal rate increases.

7.3 Any compensation agreed to hereunder may be adjusted from time to time by attaching to Exhibit 3 of the Side Agreement a revised fee schedule executed and dated by the parties hereto.

7.4 All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of Services (the “Monies”) shall be held by Computershare as agent for the Fund and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Fund. Until paid pursuant to this Agreement, Computershare may hold or invest the Monies through such accounts in: (i) obligations of, or guaranteed by, the United States of America, (ii) commercial paper obligations rated A-1 or P-1 or better by Standard & Poor’s Corporation (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), respectively, (iii) AAA rated money market funds with a Fixed NAV that comply with Rule 2a-7 of the Investment Company Act of 1940, or (iv) bank deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Funds shall have no responsibility or liability for any diminution of the Monies that may result from any deposit or investment made by Computershare in accordance with this paragraph, except for any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits or investments. Computershare shall not be obligated to pay such interest, dividends or earnings to the Fund, any Shareholder or any other party.

Article 8	Representations and Warranties

8.1 Each Fund represents and warrants to Transfer Agent that:

(a) it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

(b) it is empowered under applicable laws and by its Articles of Incorporation and/or By-laws to enter into this Agreement;

(c) all corporate proceedings required by said Articles of Incorporation, By-laws and applicable laws have been taken to authorize it to enter into this Agreement; and

(d) a registration statement under the 1933 Act and the 1940 Act on behalf of the Fund, with respect to all Funds subject to this Agreement that are to be sold in transactions requiring such registration, is currently effective and will remain effective, and all appropriate state securities law filings have been made with respect to all Shares being offered for sale except for any Shares which are offered in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act, 1934 Act and state securities laws.

(e) The Shares issued and outstanding on the date hereof have been duly authorized, validly issued and are fully paid and are non-assessable; and any Shares to be issued hereafter, when issued, shall have been duly authorized, validly issued and fully paid and will be non-assessable.

(f) The use of facsimile signatures by Transfer Agent in connection with the countersigning and registering of Share certificates has been duly authorized by Fund and is valid and effective.

8.2 Transfer Agent makes the representations and warranties below, which are and shall remain true and correct throughout the term of the Agreement:

(a) Trust Company is a federally chartered trust company duly organized, validly existing, and in good standing under the laws of the United States and Computershare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and each has full power, authority and legal right to execute, deliver and perform this Agreement.

(b) it is qualified to carry on its business in jurisdictions in which it is present;

(c) it is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement;

(d) all corporate proceedings required by said Articles of Incorporation, By-laws and applicable laws have been taken to authorize it to enter into and perform this Agreement, which constitutes the legal, valid and binding obligation of Transfer Agent enforceable against Transfer Agent in accordance with its terms;

(e) it is a transfer agent fully registered as a transfer agent pursuant to Section 17A(c)(2) of the 1934 Act, and such registration will remain in effect for the duration of this Agreement and Transfer Agent will promptly notify the Funds in the event of any change in its status as a registered transfer agent;

(f) it is in compliance with all federal and state laws, rules and regulations applicable to its transfer agency business and the performance of its duties, obligations and services under this Agreement;

(g) the various procedures and systems which it has implemented with regard to safeguarding from loss or damage attributable to fire, theft, data/security breaches or any other cause, each Fund’s records and other data and Transfer Agent’s records, data equipment facilities and other property used in the performance of its obligations hereunder are consistent with industry standards applicable to serving as a transfer agent and that Transfer Agent will make such changes therein from time to time as it may deem reasonably necessary to make this representation and warranty true throughout the term of this Agreement and any extensions thereof;

(h) it will provide to a Fund, upon request, its certification by a senior officer relating to the adequacy of its internal controls for handling of the Fund’s information and it will engage a certified public accounting firm to conduct a SSAE 16, AT 101, or equivalent audit of the control environment and activities of Transfer Agent and prepare a report on an annual basis. Transfer Agent shall make available to the Funds a copy of each such report prepared in connection with each such audit, within a reasonable amount of time after receipt; and

(i) it has access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

8.3 If any out-of-proof condition caused by Fund or any of its prior agents arises during any term of this Agreement, Fund will, promptly upon Transfer Agent’s request, provide Transfer Agent with funds or shares sufficient to resolve the out-of-proof condition.

Article 9	Indemnification

9.1 Transfer Agent shall not be responsible for, and the relevant Fund shall indemnify and hold Transfer Agent harmless from and against, any and all losses, damages, reasonable costs, charges, reasonable counsel fees, payments, reasonable expenses and liability (collectively referred to as “Losses”) arising out of or attributable to:

(a) All actions of Transfer Agent or its agents or delegates required to be taken pursuant to this Agreement with respect to such Fund, provided that such actions are taken in good faith and without negligence, bad faith, willful misconduct or reckless disregard of its duties or their own duties hereunder and are not violations of applicable law or regulation pertaining to the manner transfer agency services are performed and not otherwise a breach of this Agreement (including the standard of care provided in Article 10);

(b) The reasonable reliance by Transfer Agent or its agents or delegates upon, and any subsequent use of or action taken or omitted by Transfer Agent or its agents or delegates pursuant to: (i) any Written Instructions of any Authorized Person; or (ii) any paper or document, reasonably believed, in conformity with security procedures established by Transfer Agent from time to time, to be genuine, authentic and signed by an Authorized Person; unless, in each case, such Losses are due to its failure to perform in accordance with its procedures, or its negligence, bad faith, willful misconduct or reckless disregard, violations of applicable law or regulation pertaining to the manner transfer agency services are performed or otherwise a breach of this Agreement (including the standard of care provided in Article 10); or

(c) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares.

9.2 A Fund shall not be responsible for, and Transfer Agent shall indemnify and hold each Fund, and its affiliates, Board Members, officers, employees, successors, permitted assigns, agents and representatives (the “Fund Indemnitees”), harmless from and against any and all Losses arising out of or attributable to all actions of Transfer Agent or its agents taken outside of the scope of this Agreement or caused by Transfer Agent’s negligence, bad faith, willful misconduct, its breach of Article 17 of this Agreement or reckless disregard of its duties hereunder, or violations of applicable laws or regulations pertaining to the manner in which transfer agency services are performed or otherwise are a breach of this Agreement. Any liability of the Transfer Agent shall be limited as set forth in Exhibit 1 of the Side Agreement.

9.3 In any case in which a party hereto (the “Indemnifying Party”) may be asked to indemnify or hold the other party (the “Indemnified Party”) harmless, the Indemnifying Party shall be promptly advised of all pertinent facts concerning the situation in question. The Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party, except to the extent that the Indemnifying Party shall have been prejudiced by such failure. The Indemnified Party shall keep the Indemnifying Party advised with respect to all such developments concerning any claim, demand, action or suit or other proceeding (a “Claim”), which may be the subject of this indemnification. The Indemnifying Party shall have the option to participate with the Indemnified Party in defending against any Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Claim. The Indemnified Party will not confess any Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent. The parties shall cooperate with each other in defense of any Claim. In no event will either party be liable for any settlement of any action or Claim effected without its prior written consent. The obligations of the parties hereto under this Article 9 shall survive the termination of this Agreement.

9.4 Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 9 shall be a party’s sole and exclusive remedy for Claims or other actions or proceedings to which the other party’s indemnification obligations pursuant to this Article 9 may apply.

9.5 The Board Members of a Fund, its officers and Shareholders shall not be liable for any obligations of the Fund under this Agreement, and Transfer Agent agrees that in asserting any rights or claims under this Agreement against a Fund, it shall look only to the assets and property of the Fund in settlement of such rights or Claims and not to such members of the Board, its officers or Shareholders, or any other Fund.

9.6 Transfer Agent agrees to provide each Fund with certificates of its insurance coverage for errors and omissions insurance, fidelity bonds or crime insurance, electronic data processing coverages and any other insurance coverage related to Transfer Agent’s services to the Funds, and agrees to provide updated certificates annually or as requested by the Fund.

Article 10	Standard of Care

10.1 Transfer Agent shall provide its services as transfer agent in accordance with the applicable provisions of Section 17A under the 1934 Act. In performing the responsibilities delegated to it under this Agreement, Transfer Agent shall at all times act in good faith and agrees to exercise reasonable care, diligence and expertise of a transfer agent having responsibility for providing transfer agent services, but shall not be liable for any damages arising out of Transfer Agent’s performance of or failure to perform its duties under this Agreement, except to the extent set forth in Section 9.2 of this Agreement and subject to Exhibit 1 of the Side Agreement.

Article 11	Consequential Damages

11.1 Notwithstanding anything in this Agreement to the contrary, neither Transfer Agent nor a Fund shall be liable to the other party for any consequential, special or indirect losses or damages which the party may incur or suffer by or as a consequence of the other party’s performance of the services provided hereunder.

Article 12	Insurance

12.1 Transfer Agent shall maintain insurance coverage including, without limitation, errors and omissions, fidelity bond or equivalent crime insurance and electronic data processing coverages at levels of coverage consistent with those customarily maintained by other high quality transfer agents for registered investment companies. Upon the request of a Fund, Transfer Agent shall provide evidence that such coverage is in place. Transfer Agent shall promptly notify the Funds in the event that such coverage is materially reduced or cancelled. To the extent that policies of insurance may provide for coverage of claims for liability or indemnity by the parties set forth in this Agreement, the contracts of insurance shall take precedence, and to the extent permitted by Transfer Agent’s respective policies no provision of this Agreement shall be construed to relieve an insurer of any obligation to pay claims to the Fund, Transfer Agent or other insured party which would otherwise be a covered claim in the absence of any provision of this Agreement.

Article 13	Security

13.1 Transfer Agent represents, warrants and agrees that it shall itself implement and, as required, enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable procedures and systems with regard to the safeguarding from loss or damage attributable to fire, theft or any other cause (including provision for twenty-four hours a day restricted access) of Confidential Information and each Fund’s records and other data and Transfer Agent’s records, data equipment facilities and other property used in the performance of its obligations hereunder, that are consistent with industry standards applicable to entities, including those serving as a transfer agent, that hold “personally identifiable information,” as defined by the National Institute of Standards and Technology and, provided further, that Transfer Agent will make such changes therein from time to time as it may deem reasonably necessary for the secure performance of its obligations hereunder, and that Transfer Agent’s equipment, facilities and other property used in the performance of its obligations hereunder are and shall be reasonable and comply with all applicable laws, rules, regulations and governmental standards, and it will make such changes therein from time to time as in its reasonable judgment, are required for the secure performance of its obligations hereunder, or as agreed upon by the parties. Transfer Agent agrees to review and consider the implementation of any written safeguarding policy concerning the security, confidentiality and privacy of a Fund’s blank checks, records and other data, which policy may be changed from time to time. Transfer Agent shall review such systems and procedures on a periodic basis (no less than annually). In no event shall Transfer Agent’s systems and procedures described in this Article 13.1 be less protective than those systems and procedures provided by Transfer Agent to other registered investment companies.

13.2 In the event of a breach of Confidential Information arising out of Transfer Agent’s negligence or willful misconduct, Transfer Agent will provide notices to and offer credit monitoring or other similar services for a one-year period to Fund Shareholders, subject to the limitation of liability in Exhibit 1 of the Side Agreement. Transfer Agent agrees that a breach of this Article 13.2 would irreparably damage each Fund and accordingly agrees that each Fund is entitled, without bond or other security, to an injunction or injunctions to prevent or halt breaches of this Article 13.2. The provisions of this Article 13.2 shall survive termination of this Agreement.

13.3 Unauthorized Disclosure. As may be required by law and without limiting any party’s rights in respect of a breach of this Section 13, each party will promptly:

(a)	notify the other party in writing of any unauthorized possession, use or disclosure of the other party’s Confidential Information by any person or entity that may become known to such party;

(b)	furnish to the other party full details of the unauthorized possession, use or disclosure; and

(c)	use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

13.4 Costs. Each party will bear the costs it incurs as a result of compliance with this Article 13.

Article 14	Disaster Recovery

14.1 Transfer Agent shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for periodic backup of computer files and data with respect to a Fund and emergency use of electronic data processing equipment. In the event of equipment failures, Transfer Agent shall, at no additional expense to a Fund, take reasonable steps to minimize service interruptions caused by equipment failure.

14.2 Transfer Agent shall: (i) maintain a comprehensive business recovery plan that: (A) is not less protective than the plan overview provided to a Fund by Transfer Agent as part of the Fund’s periodic review of its service providers; and (B) provides for sufficient recovery of its back office and administrative operations to enable Transfer Agent, within 24 hours or such other period as may be agreed upon in writing between the parties after any event necessitating the use of such plan to fulfill its obligations under this Agreement, and (ii) test such business recovery plan no less frequently than annually and upon request, the Fund may test its ability to access Issuer Online or similar issuer portal to Transfer Agent’s recordkeeping system during the disaster recovery test. Transfer Agent, upon request, will provide Fund a copy of its annual disaster recovery attestation letter. Transfer Agent shall maintain, at a location other than its normal location, appropriate redundant facilities for operational back-up in the event of a power failure, disaster or other interruption. Transfer Agent shall back-up each Fund’s records maintained by Transfer Agent, and shall store the backup in a secure manner at a location other than its normal location, so that, in the event of a power failure, disaster or other interruption at such normal location, the records will be maintained intact and will enable Transfer Agent to perform the Services under this Agreement. In the event of a business disruption that materially impacts Transfer Agent’s provision of Services under this Agreement, Transfer Agent will promptly notify the Funds of the disruption and the steps being implemented under the business continuity plan.

Article 15	The U.S. Foreign Account Tax Compliance Act

15.1 Transfer Agent shall collect from all shareholders registered on the books of each Fund (each a “Customer”, and, collectively, the “Customers”), valid documentation sufficient to establish the US-status or non-US status, as the case may be, of each such Customer, for purposes of FATCA including by requiring Customers to provide Transfer Agent with an executed IRS Form W-8BEN, Form W-8BEN-E or other applicable IRS Form W-8 (or any successor thereto) and/or an IRS Form W-9 (or any successor thereto). All such documentation is hereinafter referred to as the “Customer Information.” Transfer Agent shall resolve to the reasonable satisfaction of a Fund any discrepancies in any Customer Information.

15.2 Transfer Agent shall monitor Customers and Customer Information for any changes with respect to a Customer’s US or non-US status in accordance with IRS FATCA regulations.

15.3 Transfer Agent shall comply with all applicable provisions of FATCA to the extent it is US Withholding Agent as that term is defined under FATCA, and shall take such actions as are necessary to ensure that (i) it is not and does not become subject to any withholding under FATCA on any payments made to it pursuant to this Agreement and (ii) the Funds do not become subject to any withholding under FATCA solely as a result of this Agreement or the provision of services by the Transfer Agent hereunder.

Article 16	Term and Termination

16.1 This Agreement shall be effective on the date first written above and shall continue for a period of 4 years from the date first stated above (the “Initial Term”) unless terminated pursuant to the provisions of this Article 16 or, with respect to any individual Fund, until the earlier liquidation and/or merger of such Fund, as applicable. This Agreement will renew automatically from year to year (each a “Renewal Term”), unless a terminating party gives; written notice at least 90 days prior to termination of the then-current Initial Term or Renewal Term. This Agreement may be terminated by Transfer Agent or the Funds upon written notice to the other party of a material breach of this Agreement that is not cured within thirty (30) days after receipt of such notice (provided a material breach by Transfer Agent could be as a result of persistent non-material breaches or persistent failure to meet the key performance indicators pursuant to Article 31, which taken together amount to a material breach), in which case the termination shall be effective as soon as practicable or such later date as may be specified in the breach termination notice. A material breach includes (i) the loss or suspension of the Transfer Agent’s registration as a transfer agent pursuant to Section 17(a)(c)2 of the 1934 Act, or any other license or registration necessary for the Transfer Agent to perform its duties under this Agreement and (2) the insolvency or bankruptcy of either party or the appointment of a receiver for a party. In all cases, termination by the non-breaching party shall not constitute a waiver by the non-breaching party of any other rights it might have under this Agreement or otherwise against the defaulting party. For purposes of this Agreement, the merger, reorganization or liquidation of a Fund shall not be deemed a termination of the Agreement with respect to any other Fund. Fees with respect to such Fund shall cease on the date of such merger, reorganization or liquidation.

16.2 In the event a termination notice is given by a Fund (other than in connection with the liquidation, reorganization or merger of the Fund), the Fund shall provide to Transfer Agent a resolution of the Board of Directors, certified by the Secretary of the Fund, designating a successor transfer agent or transfer agents. Until such a successor transfer agent or transfer agents are designated, this Agreement will remain in effect unless Transfer Agent is notified otherwise by the applicable Fund.

16.3 Upon any notice of termination of services hereunder (whether as to only certain Funds or as to some or all of the non-core transfer agency services under this Agreement), Transfer Agent shall commence taking commercially reasonable steps, without additional compensation (except as provided below), to transfer the books and records and any other property of the applicable Fund held hereunder to a successor transfer agent, in a mutually agreed upon format, and to provide reasonable assistance and cooperation in connection with the transition, provided however, that such reasonable assistance and cooperation shall be limited to a period of one hundred and eighty (180) days from the date of termination of this Agreement (or such longer period to which Transfer Agent and a Fund may agree, including any period of post-termination services for the Fund), under the terms that the parties may agree upon. Upon termination or expiration of this Agreement for any reason, (a) all fees earned and expenses incurred by Transfer Agent up to and including the date of such termination or expiration shall be immediately due and payable to Agent on or before the effective date of such termination or expiration, (b) any applicable Fund shall pay (i) all reasonable out-of-pocket costs as contemplated by Article 7.2 and (ii) a conversion fee in an amount equal to 10% of the aggregate fees (not including reimbursable expenses) incurred by Funds during the immediately preceding twelve (12) month period, for standard conversion services.

16.4 A Fund will not be responsible for any fees, other than as set forth in Section 16.3, to Transfer Agent after the date of the Fund’s termination, liquidation, reorganization or merger unless the Fund requests Transfer Agent to provide support services after such action and Transfer Agent agrees to provide such services.

Article 17	Confidentiality/Privacy

17.1 Each party shall keep the Confidential Information (as defined in subsection (a) below) of the other party in confidence and will not use or disclose or allow access to or use of such Confidential Information except as further set forth herein or as otherwise expressly agreed in writing. Each party acknowledges that the Confidential Information of the disclosing party will remain the sole property of such party. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, without bond or other security, to an injunction or injunctions to prevent or halt breaches of this provision. Notwithstanding the foregoing, or anything in this Agreement to the contrary, each Fund is hereby authorized to identify Transfer Agent in its reports to Shareholders, registration statement filed with the Securities and Exchange Commission under the 1933 Act and the 1940 Act, and to file this Agreement as an exhibit to such registration statement.

(a) “Confidential Information” means (i) any and all technical or business information relating to a party, including, without limitation, financial, marketing and product development information and Proprietary Information, (ii) non-public personal information of a Fund’s Shareholders, including Customer Information, (iii) the terms and conditions (but not the existence) of this Agreement, including all compensation agreements, arrangements and understandings (including waivers) respecting this Agreement, disputes pertaining to this Agreement, (iv) information related to security, disaster recovery, business continuity and any other operational plans, procedures, practices and protocols, and (v) anything designated as confidential, that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the term of this Agreement.

(b) Information or data that would otherwise constitute Confidential Information under subsection (a) above shall not constitute Confidential Information to the extent it: (i) is already known to the receiving party without a duty of confidentiality at the time it is obtained; (ii) is or becomes publicly known or available through no wrongful act of the receiving party; (iii) is rightfully received from a third party who, to the receiving party’s knowledge, is not under a duty of confidentiality; (iv) is released by the protected party to a third party without restriction; or (v) has been or is independently developed or obtained by the receiving party without reference to the Confidential Information provided by the protected party.

(c) To the extent that a party hereto discloses the Confidential Information of another party hereto in accordance with Article 3.3, such disclosing party shall make reasonable efforts to ensure that the recipient of such Confidential Information is bound, contractually or otherwise, to confidentiality terms consistent with this Article 17.1.

(d) The provisions of this Article 17.1 shall survive termination of this Agreement.

17.2 Each party represents, warrants and agrees that it has adopted and implemented, and shall maintain written policies and procedures that are reasonably designed to prevent unauthorized access to or use of, or other compromise of Confidential Information, and address administrative, technical and physical safeguards, including encryption where required or appropriate, for the protection of Confidential Information in compliance with Regulation S-P promulgated under the Gramm-Leach-Bliley Act of 1999 (“Regulation S-P”), to the extent applicable, and all other applicable laws, rules, regulations, and governmental standards. Each party represents, warrants and agrees that it will use Confidential Information only in compliance with all of the following: (i) the provisions of this Agreement, including without limitation Article 17; (ii) its own privacy policy, as amended and updated from time to time; and (iii) privacy laws and regulations applicable to it, including the Gramm-Leach-Bliley Act of 1999.

When each party disposes of Confidential Information, it shall properly dispose of Confidential Information, including, without limitation, any electronic or physical copies in any form subject to the terms of Section 5.1, by taking reasonable measures to protect against unauthorized access to or use of the records or information in connection with its disposal by properly destroying such records and data so that the information contained therein cannot be practicably read or reconstructed, as required by all applicable laws, rules, regulations and governmental standards. The provisions of this Article 17.2 shall survive termination of this Agreement.

Article 18	Force Majeure

18.1 No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country; (iii) any act or omission of any governmental authority; (iv) any labor disputes beyond the reasonable control of such party; (v) terrorist acts; or (v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment; except, in each case, to the extent that the non-performing party shall have failed to use its commercially reasonable efforts to minimize the likelihood of occurrence of such circumstances or to mitigate any loss or damage to the other party caused by such circumstances, or has not complied with the terms of Article 14. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to mitigate damages and to recommence performance or observance as soon as practicable. This Article 18 shall not in any way limit Transfer Agent’s obligations under Article 14.

18.2 Upon request, Transfer Agent shall provide the Funds with a summary of any business continuity plan and disaster recovery plan during the term of this Agreement.

Article 19	Assignment

19.1 This Agreement may not be assigned or otherwise transferred by either party, without the prior written consent of the other party , which consent shall not be unreasonably withheld; provided, however, that Transfer Agent may, upon 90 days’ notice to the Fund, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary of Transfer Agent who meets all qualifications required of Transfer Agent under this Agreement and is qualified to act as such under the 1934 Act. In any event, the assignment or transfer of this Agreement shall not relieve Transfer Agent of any of its duties or obligations under this Agreement.

Article 20	Notices

20.1 Any notice or other instrument authorized or required by this Agreement to be given in writing to a Fund or Transfer Agent, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To the Funds:

Legg Mason Funds

100 First Stamford Place - 7th Floor

Stamford, Connecticut 06902

Attn: Robert I. Frenkel, Secretary

Fax: (203) 703-6248

For a data or cybersecurity breach:

E-mail: Cybersecurity@leggmason.com

To Transfer Agent:

Computershare Trust Company, N.A.

250 Royall Street

Canton, MA 02021

Attn: General Counsel

Article 21	Governing Law/Venue

21.1 The laws of the State of New York, shall govern the interpretation, validity, and enforcement of this agreement, without regard to the laws on conflicts of laws.

21.2 Any action arising out of or relating to this Agreement shall be brought only in the Chosen Court. The Chosen Court shall be the United States District Court for the Southern District of New York (“SDNY”), unless such action cannot be brought in SDNY, in which case the Chosen Court shall be the appropriate New York State court located in New York (Manhattan), New York. Each Fund and Transfer Agent (a) waive any objection to the jurisdiction of the Chosen Court; (b) waive any objection to venue in the Chosen Court; and (c) waive any objection that the Chosen Court is an inconvenient forum.

Article 22	Counterparts

22.1 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument. A signature to this Agreement executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

Article 23	Captions

23.1 The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

Article 24	Survival

24.1 All provisions regarding indemnification, warranty, liability and limits thereon, compensation and expenses and confidentiality and protection of proprietary rights and trade secrets shall survive the termination and expiration of this Agreement.

Article 25	Priorities

25.1 In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

Article 26	Reserved

Article 27	Publicity

27.1 Neither a Fund nor Transfer Agent shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts under the circumstances to notify the other party in advance.

Article 28	Relationship of Parties

28.1 The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

28.2 Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than Transfer Agent and the Funds, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of Transfer Agent and the Funds. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

Article 29	Entire Agreement; Severability

29.1 This Agreement, including Schedules and Exhibits hereto and any agreed-upon procedures referenced herein, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by the Transfer Agent and the applicable Fund. A party’s waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

29.2 The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this Article 29.2, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

Article 30	Customer Identification Program Notice

30.1 To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution. Transfer Agent and certain of Transfer Agent’s affiliates are financial institutions, and Transfer Agent may, as a matter of policy, request (or may have already requested) a Fund’s name, address and taxpayer identification number or other government-issued identification number. Transfer Agent may also ask (and may have already asked) for additional identifying information, and Transfer Agent may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

Article 31	Key Performance Indicators

31.1 The Transfer Agent and the Funds may from time to time agree to document the manner in which they expect to deliver and receive the services contemplated by this Agreement. The parties agree that such measures (hereinafter referred to as a “KPI (s)”) listed in Exhibit 5 of the Side Agreement reflect performance goals and any failure to perform in accordance with the provisions thereof shall not in and of itself be considered a breach of contract that gives rise to contractual or other remedies unless such failure is persistent and not remedied after consultation. Nothing in this Article 31 shall modify any party’s applicable standard of care under this Agreement, and the holding of such meeting of the parties shall not be construed to prevent a party from pursuing any remedy otherwise available to it pursuant to this Agreement.

31.2 The parties agree to periodically review the Transfer Agent’s performance against the KPIs.

31.3 Where any such review reveals that one specific KPI has measured at a “red” or “amber” status for three consecutive months (“Rectification Trigger”) (provided there have been at least 50 transactions during each month for such KPI), the Funds may, in their sole discretion invoke the process set out in this Article 31.3:

(a)

The Transfer Agent shall investigate, assemble and preserve (in accordance with its records management policy) all pertinent information with respect to, and report the root causes of the problem that led to the Rectification Trigger and the Funds shall provide such assistance as the Transfer Agent may request;

(b)

The Transfer Agent shall propose an appropriate written corrective action plan (“Rectification Plan”) with respect to such failure and in any event within ten (10) Business Days, or as otherwise reasonably agreed by the Parties. The Rectification Plan shall set out the anticipated improvements (“Anticipated Improvements”) and the timeline over which those improvements are expected to be realized (“Plan Period”), which shall be no longer than sixty (60) days (without the Fund’s prior written consent, not to be unreasonably withheld or delayed). The Funds shall review the Rectification Plan within five (5) Business Days and shall (without liability or any resulting obligation or deemed acceptance of approach) comment on the Rectification Plan, suggest improvements and challenge any assumptions and ideas embodied in the Rectification Plan. It is acknowledged that the Funds shall not be obligated or required to acknowledge the Rectification Plan will achieve the relevant KPIs. Upon approval of the Rectification Plan, the Transfer Agent shall, as soon as reasonably practicable, implement the Rectification Plan so as to deliver the anticipated improvements;

(c)	The Transfer Agent shall provide the Funds with regular updates of the progress of the Rectification Plan and the parties shall periodically review the progress during the Plan Period;

(d)	The Transfer Agent shall as soon as reasonably practicable notify the Funds in writing of any minor changes to the Rectification Plan from time to time and the reasons for those changes; and

(e)	At the end of the Plan Period, the Transfer Agent shall report on whether the Rectification Plan has delivered the Anticipated Improvements in accordance with this Article 31.3.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

Each of the Investment Companies Listed On Schedule A Hereto,

Each of Which Is Acting On Its Own Behalf And

Not On Behalf Of Any Other Investment Company

By:	/s/ Jane Trust
Name:	Jane Trust
Title:	President and Chief Executive Officer

Computershare Trust Company, N.A and

Computershare Inc.

By:	/s/ Martin J. McHale, Jr.
Name:	Martin J. McHale, Jr.
Title:	President, U.S. Equities Services

SCHEDULE A

LIST OF FUNDS AND PRINCIPAL PLACES OF BUSINESS

List of Funds

ClearBridge American Energy MLP Fund Inc.

ClearBridge Energy MLP Fund Inc.

ClearBridge Energy MLP Opportunity Fund Inc.

ClearBridge Energy MLP Total Return Fund Inc.

Legg Mason BW Global Income Opportunities Fund Inc.

LMP Capital and Income Fund Inc.

LMP Corporate Loan Fund Inc.

LMP Real Estate Income Fund Inc.

Western Asset Emerging Markets Debt Fund Inc.

Western Asset Emerging Markets Income Fund Inc.

Western Asset Global Corporate Defined Opportunity Fund Inc.

Western Asset Global High Income Fund Inc.

Western Asset Global Partners Income Fund Inc.

Western Asset High Income Fund II Inc.

Western Asset High Income Opportunity Fund Inc.

Western Asset High Yield Defined Opportunity Fund Inc.

Western Asset Income Fund

Western Asset Intermediate Muni Fund Inc.

Western Asset Investment Grade Defined Opportunity Trust Inc.

Western Asset Managed High Income Fund Inc.

Western Asset Managed Municipals Fund Inc.

Western Asset Middle Market Debt Fund Inc.

Western Asset Middle Market Income Fund Inc.

Western Asset Mortgage Defined Opportunity Fund Inc.

Western Asset Municipal Defined Opportunity Trust Inc.

Western Asset Municipal High Income Fund Inc.

Western Asset Municipal Partners Fund Inc.

Western Asset Premier Bond Fund

Western Asset Variable Rate Strategic Fund Inc.

Western Asset Worldwide Income Fund Inc.

Western Asset/Claymore Inflation-Linked Opportunities & Income Fund

Western Asset/Claymore Inflation-Linked Securities & Income Fund

Principal Places of Business

The principal place of business for all Funds is:

620 Eighth Avenue

49th Floor

New York, NY 10018